Exhibit 10.14

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR
EXPAND ENERGY CORPORATION
LONG TERM INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) entered into as of the grant date set forth on the attached Notice of Grant of Restricted Stock Units and Award Agreement (the “Notice”), by and between Expand Energy Corporation, an Oklahoma corporation (the “Company”), and the participant named on the Notice (the “Participant”);

W I T N E S S E T H:

WHEREAS, the Participant is an Employee, and it is important to the Company that the Participant be encouraged to remain an Employee;

WHEREAS, the Company has previously adopted the Expand Energy Corporation 2021 Long Term Incentive Plan effective as of February 9, 2021, as amended, restated or otherwise modified from time to time (the “Plan”); and

WHEREAS, the Company has awarded the Participant Restricted Stock Units under the Plan, as set forth on the Notice, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:

1.    The Plan. The Plan, a copy of which has been made available to the Participant, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Participant and the Company with respect to the Award (as defined below). Any capitalized terms used but not defined in this Agreement have the same meanings given to them in the Plan.

2.    Grant of Award. The Company hereby awards to the Participant the number of Restricted Stock Units set forth in the Notice, on the terms and conditions set forth herein and in the Plan (the “Award”). Each Restricted Stock Unit granted pursuant to this Award gives the Participant the right to receive payment, upon satisfaction of the vesting conditions set forth in the Notice and this Agreement, of one share of Common Stock in the manner set forth in Section 5 below.

3.    Vesting and Forfeiture.

(a)    Vesting. Subject to Sections 3(c)-(d), Restricted Stock Units will vest in accordance with the vesting schedule set forth in the Notice based on the

Participant’s continuous employment with or service to the Company, a Subsidiary or an Affiliated Entity.

(b)    Forfeiture. In the event the Participant ceases to be an Employee prior to all Restricted Stock Units becoming vested, then any unvested Restricted Stock Units, and any dividends related thereto, shall be absolutely forfeited on the date of termination of service and the Participant shall have no further interest therein of any kind whatsoever.

(c)    Acceleration on Death, Disability, Retirement or Involuntary Termination. This Award shall become fully vested upon the Participant’s date of termination if the Participant’s termination occurs by reason of the Participant’s death. The Committee may also, in its discretion, waive the vesting requirements or permit continued vesting of the Restricted Stock Units in the event of the Participant’s Disability or termination of service due to retirement or involuntary termination (as determined by the Committee in its sole discretion).

(d)    Acceleration on Termination Without Cause or for Good Reason Following a Change of Control. This Award shall become fully vested if the Participant’s service is terminated by the Company without Cause or by the Participant for Good Reason, in each case, within the 12-month period following the effective date of a Change of Control (the “Protection Period”). For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to such term in any employment, service or similar agreement between the Company, a Subsidiary or an Affiliated Entity and the Participant; provided, that, if there is no such agreement or the agreement does not provide for a definition of “Good Reason”, “Good Reason” shall mean the occurrence of one of the following events: (i) elimination of the Participant’s job position or material reduction in duties and/or reassignment of the Participant to a new position of materially less authority; (ii) a material reduction in the Participant’s base salary; or (iii) a requirement that the Participant relocate to a location outside of a fifty (50) mile radius of the location of the Participant’s office or principal base of operation immediately prior to the effective date of a Change of Control. Notwithstanding the foregoing, the Participant will not be deemed to have terminated for Good Reason unless (A) the Participant provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after the Participant has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) the Participant provides a notice of termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition specifying an effective date for the Participant’s termination, and (D) the effective date of the Participant’s termination of employment is within ninety (90) days after the Participant provides written notice to the Company of the existence of the condition referred to in clause (A).

(e)    Acceleration on Termination Without Cause Outside of the Protection Period. If the Participant’s service is terminated by the Company without Cause other than during the Protection Period, a pro rata portion of this Award shall vest as follows: the number of Restricted Stock Units that vest shall be equal to (1) the number of Restricted Stock Units subject to this Award multiplied by (2) a fraction (a) the numerator of which equals the number of days that the Participant has provided continuous service with the Company, a Subsidiary or an Affiliated Entity during the period from the Effective Date through the date of the Participant’s termination of employment and (b) the denominator of which equals the number of days during the period from the Effective Date through the last vesting date applicable to this Award, such result of (1) and (2) less (3) the number of Restricted Stock Units that have already vested as of the the date of the Participant’s termination of employment in accordance with the vesting schedule set forth in the Notice. Notwithstanding the foregoing, this Section 3(e) shall not apply if the Participant has not been employed by the Company, a Subsidiary or an Affiliated Entity for at least one (1) calendar year as of the date the Participant’s service is terminated by the Company without Cause.

4.    Nontransferability of Award. A Restricted Stock Unit is not transferable other than by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, a Restricted Stock Unit contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, and may, at the sole discretion of the Committee, result in forfeiture of the Restricted Stock Unit(s) involved in such attempt.

5.    Payment. Payment shall be made in the form of an issuance to the Participant of shares of Common Stock equal to the number of vested Restricted Stock Units. Such issuance shall be made to the Participant with respect to a Restricted Stock Unit within sixty (60) days following the vesting date of such Restricted Stock Unit as set forth in the Notice. Provided, that, with respect to non-409A RSUs only, in the event of accelerated vesting in accordance with Section 3, distribution shall be made within sixty (60) days following such accelerated vesting date.

6.    Dividends Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Common Stock and, on the record date for such dividend, the Participant holds Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of shares of Common Stock equal to the number of Restricted Stock Units held by the Participant that have not been settled as of such record date, such payment to be made on the date that shares of Common Stock are issued to the Participant in respect of the Restricted Stock Units in accordance with Section 5 (the “Dividend Equivalents”). For purposes of clarity, if the Restricted Stock Units (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited Restricted Stock Units. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.

7.    Withholding. The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the Restricted

Stock Units. Required withholding taxes as determined by the Company associated with this Award must be paid in cash. Provided, however, the Committee may require the Participant to pay such withholding taxes by directing the Company to withhold from the Award the number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of required withholding taxes. The Company in its sole discretion may also withhold any required taxes from Dividend Equivalents paid on the Restricted Stock Units.

8.    Amendments. This Award Agreement may be amended by a written agreement signed by the Company and the Participant; provided that the Committee may modify the terms of this Award Agreement without the consent of the Participant in any manner that is not adverse to the Participant.

9.    Securities Law Restrictions. Payment of this Award shall not be made in shares of Common Stock unless such issuance is in compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant at the time of payment and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Common Stock subject to the Award are being acquired for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such a fact. The Participant acknowledges that any stock certificate representing Common Stock acquired under such circumstances will be issued with a restricted securities legend.

10.    Protection of Business.

(a)    Non-Solicitation. The Participant covenants that during the term of his/her employment and for an eighteen (18) month period immediately following the termination of his/her employment for whatever reason, the Participant will neither directly nor indirectly induce or attempt to induce any employee of the Company to terminate his or her employment to go to work for any other entity or third party. The Participant further agrees that during his/her employment hereunder, and for a period of one (1) year thereafter, the Participant shall not directly solicit or contact any established client or customer of the Company with a view to inducing or encouraging such established client or customer to discontinue or curtail any business relationship with the Company. The Participant further agrees that he/she will not directly request or advise any established clients, customers or suppliers of the Company to withdraw, curtail or cancel their business with the Company.

(b)    Non-Disclosure of Confidential and Proprietary Information. The Participant recognizes that, as a result of his/her employment, he/she will have access to confidential information, trade secrets, proprietary methods and other data which is the property of and integral to the operation and success of the Company and therefore agrees to be bound by the provisions of this Agreement, which the parties agree and acknowledge to be reasonable. The Participant acknowledges that he/she will obtain unique benefits from his/her employment and the provisions contained in this

Agreement are reasonably necessary to protect the Company’s legitimate business interests, which include, among other things, the substantial relationships between the Company and its clients, referral sources, employees, customers and vendors as well as the goodwill established with these parties over a protracted period of time. The Participant agrees that he/she will not divulge to any person; use to the detriment of the Company; or use in any business competitive with or similar to any business of the Company, any of the Company’s trade secrets and/or the Company’s confidential and proprietary information at any time during the term of the Participant’s employment or thereafter. A trade secret shall include any formula, pattern, device or compilation of information used by the Company in its business. Trade secrets as well as confidential and proprietary information shall also include, without limitation, internal well valuations, compilation of documents necessary to prepare well valuations, geological data and interpretation of geological data obtained, expectations concerning well profitability, production information, test results, economic projections, financial reports, income statements, balance sheets, general ledgers, accounts receivable, business plans, contracts with customers, suppliers and affiliated companies, the identity of customers and suppliers, and information reflecting their interests, preferences, credit-worthiness, risk characteristics, likely receptivity to solicitation for participation in various transactions, as well as any other business information obtained by the Participant, during the course of employment.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Participant from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Participant from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires the Participant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that the Participant has engaged in any such conduct.

11.    Participant Misconduct; Compensation Recovery.

(a)    Notwithstanding anything in the Plan or this Agreement to the contrary, the Committee shall have the authority to determine that in the event of serious misconduct by the Participant (including violations of this Agreement, employment agreements, confidentiality or other proprietary matters) or any activity of the Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, the Award may be cancelled, in whole or in part, whether or not vested. The determination of whether the Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion.

(b)    The Award made pursuant to this Agreement is subject to recovery pursuant to the Company’s compensation recovery policy then in effect. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the Company’s compensation recovery policy then in effect, the Company shall have the right, and shall take all actions necessary, to recover cash or shares of Common Stock paid to the Participant pursuant to this Award.

12.    Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in electronic or written form. If in writing, such notices shall be deemed to have been made (a) if personally delivered in return for a receipt, (b) if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at his last known address evidenced on the payroll records of the Company or (c) if provided electronically, provided to the Participant at his/her e-mail address specified in the Company’s or its Affiliated Entity’s records or as other specified pursuant to and in accordance with the Committee’s applicable administrative procedures.

13.    Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan and (ii) governed and construed under the laws of the State of Oklahoma.

14.    Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.

15.    Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement.

16.    Code Section 409A.

(a)    General. This Agreement and the Restricted Stock Units granted hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A. The Agreement and the Restricted Stock Units shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of the Plan or the Agreement be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the

Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan or this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or the disposition of the underlying shares of Common Stock and that the Participant has been advised, and hereby is advised, to consult a tax advisor prior to such vesting, settlement or disposition.

(b)    Restrictions on 409A RSUs. Other provisions of this Agreement notwithstanding, in the case of any Restricted Stock Units that constitute a “deferral of compensation” under Code Section 409A (“409A RSUs”), the following restrictions shall apply:

(i)    Separation from Service. Any payment in settlement of the 409A RSUs that is triggered by a termination of employment hereunder will occur only at such time as the Participant has had a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(ii)    Six-Month Delay Rule. The “six-month delay rule” will apply to 409A RSUs if the following four conditions exist:

1.    The Participant has a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h));

2.    A payment is triggered by the separation from service (but not due to death);

3.    The Participant is a “specified employee” under Code Section 409A; and

4.    The payment in settlement of the 409A RSUs would otherwise occur within six months after the separation from service.

If the six-month delay rule applies, payment in settlement of 409A RSUs shall instead occur on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier), with interest from the date such payment would otherwise have been made at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment. During the six-month delay period, accelerated payment will be permitted in the event of the Participant’s death and for no other reason (including no acceleration upon a Change of Control) except to the extent permitted under Code Section 409A.

(iii)    Change of Control Rule. Any payment in settlement of 409A RSUs triggered by a Change of Control will be made only if, in connection with the Change of Control, there occurs a change in the ownership of the Company, a change in the effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company as all such terms are defined in Treasury Regulation Section 1.409A-3(i)(5). In the event payment in settlement of 409A RSUs is not allowed by operation of this subparagraph (iii), the payment in settlement of the 409A RSUs will be made within sixty (60) days of the earlier to occur of (A) the applicable vesting date set forth in the Notice regardless of the fact that vesting has been accelerated under the Agreement as a result of the Change of Control, or (B) the occurrence of a permissible time or event that could trigger a payment without violating Code Section 409A.

(c)    Other Compliance Provisions. The following provisions apply to Restricted Stock Units (including, if so specified, non-409A RSUs):

(i)    The settlement of 409A RSUs may not be accelerated by the Company except to the extent permitted under Code Section 409A.

(ii)    Any restriction imposed on 409A RSUs hereunder or under the terms of other documents solely to ensure compliance with Code Section 409A shall not be applied to a Restricted Stock Unit that is not a “deferral of compensation” under Code Section 409A.

(iii)    If any mandatory term required for 409A RSUs or non- 409A RSUs to avoid tax penalties under Code Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.

(iv)    Each vesting tranche of Restricted Stock Units set forth in the Notice shall be deemed a separate payment for purposes of Code Section 409A.

Notice of Grant of Restricted Stock Units and Award Agreement

Expand Energy Corporation 6100 North Western Avenue Oklahoma City, OK 73118 ID: 73-1395733

Name:	Award Number:
	Plan:	2021 LTIP
ID:

Effective [__________, 20__] (the “Effective Date”), you have been granted an award of _________ Restricted Stock Units. These Restricted Stock Units will vest on the date(s) shown below.

The Award will vest in increments on the vesting date(s) shown.

Restricted Stock Units	Vesting Date
_______________	[_____________, 20__]
_______________	[_____________, 20__]
_______________	[_____________, 20__]

Acceptance. You are required to accept the terms and conditions set forth in this Notice, the Agreement and the Plan, all of which are made a part of this document in order for you to receive the Award granted to you hereunder. Any capitalized terms used but not defined in this Notice have the same meanings given to them in the Agreement or the Plan. By your signature and the Company’s signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan and the Agreement, all of which are attached and made a part of this document.

_____________________________________	_____________________________
Expand Energy Corporation	Date

_____________________________________	_____________________________
[NAME]	Date